Exhibit 23.2
Consent of Independent Accountants
We hereby consent to the use in this Amendment #1 to the Registration Statement on Form S-1 of BroadSoft, Inc. of our report dated December 11, 2010 relating to the financial statements of Casabi, Inc., which appears in such Registration Statement. We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.
/s/ Burr Pilger Mayer, Inc.
Palo Alto, California
December 13, 2010